CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Registration Statement on Form S-1 (Amendment No. 5) of Lihua International, Inc. to be filed with the Securities and Exchange Commission on or about August 31, 2009, of our report dated March 30, 2009 on our audit of the consolidated financial statements of Lihua International, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

We also consent to the use, in the above mentioned Registration Statement on Form S-1 (Amendment No. 5) of Lihua International, Inc. of our report dated June 25, 2008 (except for note 14 which is dated February 11, 2009) on our audit of the consolidated financial statements of Ally Profit Investments Limited and subsidiaries for the year ended December 31, 2006.

/s/ AGCA, Inc.
Arcadia, California
August 31, 2009

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants